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                                                                     Exhibit 5.1

                   [VARIAN MEDICAL SYSTEMS, INC. LETTERHEAD]

                                March 14, 2001


Varian Medical Systems, Inc.
3050 Hansen Way
Palo Alto, California 94304

Re:  Varian Medical Systems Inc., Deferred Compensation Plan
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Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-8 to be filed by Varian Medical Systems, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, relating to deferred compensation obligations ("Deferred Compensation Obligations") of the Company, to be offered and sold under the Company's Deferred Compensation Plan (the "Plan"), it is my opinion that (1) the Deferred Compensation Obligations when established pursuant to the terms of the Plan will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws effecting creditors' rights generally, and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (2) any shares of the Common Stock of the Company, delivered in accordance with the Plan, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.


                                   Very truly yours,



                                   /s/ Joseph B. Phair

                                   Joseph B. Phair, Esq.